Exhibit 4.9

Dated the 4th day of July 2006

HOME INNS & HOTELS MANAGEMENT INC.

THE PERSONS NAMED IN SCHEDULE 1 TO THIS

AGREEMENT

(THE “INVESTORS”)

SUBSCRIPTION AGREEMENT

for the subscription of ordinary shares in

HOME INNS & HOTELS MANAGEMENT INC.

i

THIS SUBSCRIPTION AGREEMENT is made on the 4th day of July 2006

BETWEEN:

(1)	HOME INNS & HOTELS MANAGEMENT INC., a company incorporated under the laws of the Cayman Islands, whose registered office is at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands, British West Indies (the “Company”); and

(2)	THE PERSONS NAMED IN SCHEDULE 1 (each an “Investor” and collectively the “Investors”);

WHEREAS:

(A)	The Company is a company incorporated under the laws of the Cayman Islands, and as at the date hereof has an authorized share capital of US$1,000,000.00 divided into 200,000,000 shares of US$0.005 each, comprised of 177,075,144 Ordinary Shares, 17,241,400 Series A Preference Shares, 2,417,645 Series B Preference Shares and 3,265,841 Series C Preference Shares.

(B)	Each Investor has agreed to subscribe for the number of Ordinary Shares set opposite his name in Schedule 1 and the Company has agreed to issue such Ordinary Shares to each such Investor upon Closing subject to and on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals and the Schedule), unless the context otherwise requires, the following expressions shall have the following meanings:

“Affiliate” of any Person means any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled or employed by, or is under common control with, such person, where control means the direct or indirect ownership of more than 50% of the outstanding shares or other ownership interests having voting power to elect directors or the equivalent, and for the purpose of calculating such 50%, the shares or other ownership interests having voting power to elect directors or the equivalent held by the spouse or immediate family member of such person or held by the trustee of any trust of which such person or his spouse or immediate family member is a beneficiary or a discretionary object shall be included;

“Amended Shareholders Agreement” means the Shareholders Agreement, dated June 29, 2006 by and among the Company and the shareholders of the Company who were signatories thereto, as amended by the First Amendment to the Shareholders Agreement, dated July 4, 2006 by and among the Company and the shareholders who were signatories thereto;

“Business Day” means any day (excluding Saturdays, Sundays and public holidays in the PRC) on which banks generally are open for business in the PRC;

“Contractual Obligations” means, as to any Investor, any provision of any security or financial instrument issued by such Investor or of any agreement, undertaking, contract, license, engagement, lease, indenture, mortgage, deed of trust, purchase order, commitment or other instrument or contractual arrangement to which such Investor is a party or by which it or any of its property is bound.

“Closing” means completion of the subscription for the Subscription Shares pursuant to Clause 2.2;

“Closing Date” means the date falling not less than two (2) but not more than five (5) Business Days following the date of satisfaction or waiver of the Conditions, or such later date as may be agreed in writing between all parties to this Agreement;

“Conditions” means the conditions precedent for the Closing as set out in Clauses 5.1 and 6.1;

“Director” means any director of the Company from time to time;

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Memorandum and Articles” means the memorandum and articles of association of the Company as amended from time to time;

“Ordinary Shares” means ordinary shares with a par value of US$0.005 each in the capital of the Company;

“Person” means any individual, partnership, corporation, trust or any legal entity;

“PRC” means the People’s Republic of China, including Hong Kong and Macau;

“Preference Shares” means the Series A Preference Shares, Series B Preference Shares and Series C Preference Shares;

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations of the US Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect at the relevant time;

“Series A Preference Shares” means Series A Preference Shares with a par value of US$0.005 each in the capital of the Company, having the rights and obligations set out in the Memorandum and Articles;

“Series B Preference Shares” means Series B Preference Shares with a par value of US$0.005 each in the capital of the Company, having the rights and obligations set out in the Memorandum and Articles;

“Series C Preference Shares” means Series C Preference Shares with a par value of US$0.005 each in the capital of the Company, having the rights and obligations set out in the Memorandum and Articles;

“Shares” means Ordinary Shares, Series A Preference Shares, Series B Preference Shares and Series C Preference Shares, whether now owned or hereafter acquired;

“Subscription Price” means herein this Agreement, in relation to an Investor, the aggregate price payable by that Investor for the Subscription Shares to be subscribed by it as set out in Column (C) of Schedule 1 at US$ [•] per Subscription Share;

“Subscription Shares” means, in relation to an Investor, the number of Ordinary Shares set opposite its name in Column (B) of Schedule 1;

“US$” means the lawful currency of the United States; and

“United States” or “US” means the United States of America, its territories and possessions, any state of the US and the District of Columbia.

1.2	In this Agreement:

(a)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

(c)	all time and dates in this Agreement shall be [Hong Kong] time and dates except where otherwise stated;

(d)	unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender;

(e)	references herein to Clauses, Recitals, and the Schedule are to clauses and recitals of and the schedule to this Agreement;

(f)	any reference to this Agreement shall include the Recitals and the Schedule; and

(g)	any reference in this Agreement to the knowledge, information, belief or awareness (as applicable) of any party to this Agreement means the actual knowledge of a director or executive officer of such party.

2.	SUBSCRIPTION AND CLOSING

2.1	Subscription of Ordinary Shares

(a)	Subject to the fulfillment of the Conditions, the Company and the Investors shall proceed to the Closing whereupon the Company shall allot and issue the Subscription Shares to each Investor and the Investors shall subscribe for the Subscription Shares at the Subscription Price payable in accordance with Clause 2.2(c).

(b)	The subscription by each of the Investors of the Subscription Shares as set forth in this Clause 2 shall be a separate and severally enforceable and terminable transaction in accordance with the terms of this Agreement. Each Investor’s rights and obligations in respect of its respective subscription as provided herein shall be several and independent. Each Investor may, at its sole election, exercise or enforce its rights against the Company, either severally, or jointly with any other Investors. Any reference to the Investors in this Agreement shall, where the context permits, mean each of the Investors severally.

2.2	Closing

(a)	Closing shall take place at the offices of Latham & Waktins LLP, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong at 11:00 a.m. or such other agreed time on the Closing Date.

(b)	At the Closing, the Company shall, against performance by the Investor of its obligations under Clause 2.2(c),

(i)	allot and issue to each Investor the Subscription Shares credited as fully paid;

(ii)	deliver to each Investor a duly executed share certificate of the Company in respect of the Subscription Shares issued in its name as soon as practicable after the Closing Date; and

(iii)	enter the name of each Investor into the register of members of the Company as the holder of its respective number of Subscription Shares as soon as practicable.

(c)	At the Closing, the Investor shall pay the Subscription Price in immediately available funds against the Subscription Price by telegraphic transfer to the Company’s bank account as notified to the Investor by reasonable prior notice from the Company in writing.

2.3	Default

If any of the parties hereto shall not have complied with any of its respective obligations under Clause 2.2 on the Closing Date, then as between the party(ies) in default and the party(ies) not in default and without prejudice to the rights and obligations of the other Investor(s) and the Company to proceed with completion of the subscription of the relevant Subscription Shares by such Investor(s), the non-defaulting party(ies) may at its or their discretion (and without obligation):

(a)	defer Closing with the party(ies) in default to a date not more than 30 days after the said date (and so that the provisions of this Clause 2.3 shall apply to the Closing as so deferred); or

(b)	proceed to Closing with the party(ies) in default so far as practicable but without prejudice to the non-defaulting party’s or parties’ rights (whether under this Agreement generally or under this Clause 2) and remedies against the party(ies) in default; or

(c)	rescind this Agreement with the party(ies) in default without prejudice to any rights it or they may have against it or them.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

3.1	The Company represents and warrants to each Investor that each of the representations and warranties set out in this Section 3 is true, complete and accurate as at the date of this Agreement and at the Closing Date. The Company will be deemed to have knowledge or awareness of a particular fact or other matter if any individual who is serving as a director or executive officer (or in any similar capacity) of the Company has actual knowledge or awareness of such fact or other matter.

(a)	Organization, Standing and Qualification

(1)	The Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business. The Company is qualified to do business in each jurisdiction where failure to be so qualified would have a material adverse effect on its assets, properties or business.

(2)	The constitutional documents of the Company are in compliance with all applicable laws and regulations and are valid and enforceable among the relevant parties.

(b)	Capitalization

(1)	Share Capital

The capitalization of the Company immediately prior to Closing consists of an authorized share capital of US$1,000,000.00 comprised of the following: a total of 177,075,144 authorized Ordinary Shares of which 27,399,139 Ordinary Shares are issued and outstanding; a total of 17,241,400 Series A Preference Shares authorized, issued and outstanding; a total of 2,417,645 Series B Preference Shares authorized, issued and outstanding; and a total of 3,265,841 Series C Preference Shares authorized, issued and outstanding.

(2)	Issue of Ordinary Shares

All Subscription Shares will, when issued, be duly and validly authorized and fully paid, in accordance with all applicable laws, the Memorandum and Articles and any relevant securities laws or pursuant to valid exemptions therefrom.

(c)	Due Authorization

All corporate action on the part of the Company and its officers and directors necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement, and the authorization, issuance, availability for issuance and delivery of all of the Subscription Shares being issued under this Agreement have been taken or will be taken prior to the Closing. This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)	Valid Issuance of Subscription Shares

The Subscription Shares, when allotted, issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and fully paid.

3.2	The Company acknowledges that each of the Investors has entered into this Agreement in reliance upon the representations and warranties given by them and that they are given with the intention of inducing the Investor to enter into this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Investor represents and warrants to the Company, severally but not jointly, that each of the representations and warranties of the Investor set out in this Section 4 is true, complete and accurate as at the date of this Agreement and at the Closing Date. Each Investor hereby represents and warrants to the Company that:

4.1	Such Investor has full power and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2	The execution, delivery and performance by the Investor of this Agreement will not (i) violate any provision of the organizational documents of the Investor, to the extent such Investor is an entity; (ii) require the Investor to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other third party pursuant to any agreement to which the Investor is a party or by which the Investor is bound; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any Contractual Obligation to which the Investor is a party or by which the Investor is bound; (iv) violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Investor or upon its securities, properties or business; or (v) violate any law or regulation of the country where the Investor is incorporated or any other jurisdiction in which the Investor maintains a business presence, to the extent the Investor is a an entity.

4.3	(i) the Subscription Shares are acquired for the account of itself and its Affiliates for investment purposes and not as a nominee or agent for any other party and not with a view to or in connection with the immediate sale or distribution of any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state of the United States or any other jurisdiction; and (ii) the Investor understands that the Subscription Shares proposed to be issued under this Agreement will not be registered under the Securities Act, on the ground that the offer of such Subscription Shares provided for in this Agreement is exempt from registration pursuant to Section 4(2) of the Securities Act, and that the Company is relying on the Investor’s representations herein in respect of such exemption.

4.4	There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Investor in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Investor or any action taken by the Investor. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions in connection with the transactions contemplated under this Agreement.

4.5	The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Ordinary Shares with the Company’s management. The Investor understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects but were not a thorough or exhaustive description.

4.6	The Investor has knowledge and experience in business and financial matters so that he is capable of evaluating the merits and risks of its investment in the Company.

4.7	The Investor has performed and complied in all respects with all of its agreements set forth in the Agreement that are required to be performed by him on or before the Closing Date.

4.8	There is no Governmental Authority or other Person that has instituted or threatened any action or investigation to restrain, prohibit or otherwise challenge the acquisition of the Ordinary Shares by the Investor or any of the transactions contemplated in connection with this Agreement.

5.	CONDITIONS OF INVESTOR’S OBLIGATIONS AT CLOSING

5.1	The obligations of each Investor to subscribe for the Subscription Shares shall be subject to the fulfillment of each of the following conditions, except as waived in writing by the Investor:

(a)	there is no material breach of any of the representations and warranties contained in Section 3 hereof by the Company prior to and at the Closing.

6.	CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING

6.1	The obligations of the Company to complete the subscription of the Subscription Shares with each Investor are subject to the following conditions precedent:

(a)	there is no material breach of any of such Investor’s representations and warranties contained in Section 4 prior to and at the Closing.

6.2	The Company may, at its own absolute discretion, waive any condition set out in Clause 6.1.

7.	MISCELLANEOUS

7.1	Successors And Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to the principles of conflicts of laws thereof.

7.3	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The counterparts to this Agreement may be executed by way of exchange of facsimile transmission and delivery of a counterpart by facsimile shall be as effective as delivery of a manually executed counterpart.

7.4	Notices

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the relevant post office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

7.5	Fees and Expenses

Each of the parties shall bear its own costs and expenses (including legal costs and all administrative and out-of-pocket expenses) incurred in connection with the transactions contemplated under this Agreement.

7.6	Waivers

(a)	No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(b)	Any waiver of any provision of this Agreement, and any consent by a party under any provision of this Agreement, must be in writing. Any waiver or consent shall be effective only for that instance and for the purpose for which it is given.

7.7	Confidentiality

Except as may be required by law, none of the parties shall disclose to any third party the terms and conditions of this Agreement or the transactions contemplated hereby without prior approval by the other parties hereto, provided, however, that the Company may disclose the pricing or other terms and conditions of this Agreement or the transactions contemplated hereby to the Company’s lenders, investors and advisors and to bona fide prospective lenders, investors and advisors, in each case only after such persons or entities have undertaken appropriate nondisclosure obligations.

7.8	Severability

If one or more provisions of this Agreement are held to be unenforceable under any applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.9	Further Assurance

Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other parties may from time to time reasonably require, whether on or after completion of the transactions contemplated herein, for the purpose of giving to the other parties the full benefit of all of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

The Company:

HOME INNS & HOTELS MANAGEMENT INC.

By:	/s/
Name:
Title:

The Investors:

SHEN Nan Peng

/s/
(Signature)

LAU Chung

/s/
(Signature)

FAN Min

/s/
(Signature)

WU May Yihong

/s/
(Signature)

SUN Jian

/s/
(Signature)

LIANG Ri Xin

/s/
(Signature)

SCHEDULE 1

THE INVESTORS

(A)	(B)	(C)
Name of Investor	No. of Subscription Shares	Total Subscription Price
SHEN Nan Peng	1,444,095 Ordinary Shares	US$	4,000,000
LAU Chung	722,048 Ordinary Shares	US$	2,000,000
FAN Min	361,024 Ordinary Shares	US$	1,000,000
SUN Jian	111,556 Ordinary Shares	US$	309,000
LIANG Ri Xin	50,543 Ordinary Shares	US$	140,000
WU May Yihong	144,771 Ordinary Shares	US$	401,000

Total	2,834,037 Ordinary Shares	US$	7,850,000